Exhibit 99


                                  Press Release

Hilb, Rogal and Hamilton Company                        Contact: Andrew L. Rogal
4235 Innslake Drive, P.O. Box 1220                         Phone: (804) 747-6500
Glen Allen, Virginia 23060-1220                              Fax: (804) 747-6046

                                               Phoenix Contact: Alice S. Ericson
                                                           Phone: (860) 403-5946
                                                             Fax: (860) 403-7887


                              FOR IMMEDIATE RELEASE

March 30, 1999

                     HILB, ROGAL AND HAMILTON COMPANY AGREES
                     TO ACQUIRE AMERICAN PHOENIX CORPORATION

Richmond, Virginia--Hilb, Rogal and Hamilton Company (HRH) today announced the signing of a definitive agreement to acquire American Phoenix Corporation (American Phoenix), the property and casualty brokerage subsidiary of Phoenix Home Life Mutual Insurance Company (Phoenix).

American Phoenix, based in Hartford, Connecticut, is the 14th largest property and casualty insurance brokerage firm in the United States. With 16 offices located primarily in the Mid-Atlantic states, New England and Florida, American Phoenix generated approximately $73 million in revenues in 1998.

Under the terms of the proposed transaction, HRH will exchange approximately $49 million in cash, $32 million (principal amount) of convertible notes and 1.0 million shares of Common Stock for all of American Phoenix's outstanding stock. The convertible notes, which will be subordinated to HRH's other debt, will mature in 2014 and pay a 5.25% coupon, with a conversion price of $22.75 per share. The acquisition, which will be accounted for as a purchase, is expected to be accretive to HRH's earnings and cash flow per share. The transaction is subject to regulatory, but not shareholder, approval and is targeted for completion in May 1999.

                     HILB, ROGAL AND HAMILTON COMPANY AGREES
               TO ACQUIRE AMERICAN PHOENIX CORPORATION--Continued

Following the transaction, HRH and Phoenix will enter into a strategic marketing relationship under which HRH will distribute selected financial products of Phoenix. Initially, the companies will focus on distribution of Phoenix's group products and services, as well as individual life insurance and annuity products, through HRH's Employee Benefits Division.

President and Chief Executive Officer Andrew L. Rogal commented, "The proposed acquisition of American Phoenix represents a unique opportunity to further strengthen Hilb, Rogal and Hamilton Company. Combining with American Phoenix is expected to increase HRH's middle market distribution capabilities, further enhance our relationships with key insurance carriers and add specialty and industry-specific programs and expertise--all objectives under the Company's strategic plan. The acquisition will also offer opportunities to provide additional services and risk management expertise to our clients with costs spread over a broader revenue base and to accelerate revenue growth through expanded cross-selling programs."

Mr. Rogal continued, "The many strategic advantages, the fair price and terms, potential for cost savings and the favorable impact on our earnings and outlook make the acquisition compelling for HRH. Although the transaction will increase our borrowings, we are comfortable with the added financial leverage in view of the substantial cash flows expected from the combination and the fact that a portion of the debt is convertible. By combining the strengths of the two firms, our confidence in HRH's ability to meet its earnings growth targets for 1999 and beyond will be significantly enhanced."

Robert W. Fiondella, Phoenix's Chairman, President and Chief Executive Officer, said, "This transaction is part of our strategy to focus on wealth management. We will be better served in the pursuit of this strategy through our equity ownership position and our strategic marketing relationship with HRH. We believe this relationship represents significant advantages for Phoenix and HRH."

                     HILB, ROGAL AND HAMILTON COMPANY AGREES
               TO ACQUIRE AMERICAN PHOENIX CORPORATION--Continued

Phoenix will become a large shareholder of HRH, with ownership on a diluted basis, assuming conversion of the notes, of approximately 16% of HRH's Common Stock. Subsequent to the transaction, the size of the board of directors will be increased from nine to thirteen members and American Phoenix's current President and Chief Executive Officer, Martin L. Vaughan, III will join the Company in the role of Chief Operating Officer. Mr. Vaughan will also join the board of directors. Also joining the expanded board will be Mr. Fiondella, David W. Searfoss, Phoenix's Executive Vice President and Chief Financial Officer, and HRH's Executive Vice President, Timothy J. Korman.

The Company intends to finance the cash portion of the purchase price with a new bank credit facility providing total debt capacity of $110 million. Bank borrowings under existing credit facilities totaled $40 million at the end of 1998.

The Company also announced that it has scheduled its 1999 Annual Meeting of Shareholders for June 8, 1999 to follow the expected consummation of the acquisition in May 1999.

The Company cautions readers that the statements contained herein regarding the Company's future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission.

Hilb, Rogal and Hamilton Company provides insurance agency services to a wide spectrum of clients through a network of 59 insurance agencies in the United States. The Company is traded on the New York Stock Exchange, symbol HRH, and is ranked as the 8th largest United States insurance agency.




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